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                                                                     Exhibit 8.1

         [Letterhead of Jenkens & Gilchrist, a Professional Corporation]





March 1, 2002


Tejas Bancshares, Inc.
905 South Fillmore, Suite 701
Amarillo, Texas 79101

Ladies and Gentlemen:

We have acted as tax counsel to Tejas Bancshares, Inc., a Texas corporation (the "Company"), in connection with the proposed merger (the "Merger") of Wells Fargo TJBI Merger Co., a Texas Corporation ("Merger Co."), a transitory and wholly owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), with and into the Company with the Company surviving, pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of December 13, 2001, by and between Wells Fargo and the Company (the "Merger Agreement") and a related Agreement and Plan of Merger to be entered into by and between the Company and Merger Co., as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 filed in connection with the Merger by Wells Fargo with the Securities and Exchange Commission (the "Registration Statement"). Pursuant to the terms of the Reorganization Agreement and the requirements of Item 21 of Form S-4 under the Securities Act of 1933, as amended, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions and any limitations on our opinions.

         A.       Documents Reviewed
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         In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

                  1. the Merger Agreement;

                  2. the Registration Statement;

                  3. the Certificates of Wells Fargo and the Company with respect to various factual representations and certifications (collectively, the "Certificates"); and
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                  4. such other documents as we have deemed necessary or
         appropriate for purposes of this opinion.

         B.       Representations
                  ---------------

         In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

         C.       Assumptions
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         In connection with the opinions rendered below, we have assumed:

                  1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

                  2. that the Merger and the other transactions specified in the Merger Agreement will be effected on or prior to the Closing Date and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; and

                  3. the Certificates are true and accurate in all material respects as of the date hereof and will continue to be true and correct in all material respects as of the Effective Time of the Merger.

         D.       Opinions
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         Based solely upon the documents, assumptions and factual
representations set forth in the Certificates, it is our opinion that:

                  1. the Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

                  2. because the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code:

                           a. no gain or loss will be recognized by the Company
                  shareholders who receive Wells Fargo Common Stock in exchange for shares of Company Common Stock except for cash received in lieu of a fractional share interest in the Company Common Stock as provided under the Merger Agreement.

                           b. the aggregate tax basis of the shares of Wells
                  Fargo Common Stock received by shareholders of the Company will be equal to the aggregate tax basis of the Company Common Stock exchanged therefor, excluding any basis allocable to a fractional share of Wells Fargo Common Stock for which cash is received; and
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                           c. the holding period of the shares of Wells Fargo
                  Common Stock received by a shareholder of the Company will include the holding period or periods of the Company Common Stock exchanged therefor, provided such shares of Company Common Stock are held as a capital asset within the meaning of
                  Section 1221 of the Code as of the Effective Time of the Merger.

         The tax consequences described above may not be applicable to all shareholders of the Company depending on their personal circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, subchapter "S" corporations, limited liability corporations, foreign shareholders, entities and taxpayers subject to alternative minimum tax, shareholders of the Company that acquired shares of Company Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, or shareholders that hold Company Common Stock as part of a "straddle" or "conversion" transaction.

         E.       Limitations
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                  1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

                  2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above or the factual representations set forth in the Certificates. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. However, this opinion is being delivered prior to the Effective Time of the Merger and, as such, it must be considered prospective and dependent on future events. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by either Wells Fargo or the Company) could adversely affect the opinions stated herein.

                  3. No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth
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         herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

                  4. This opinion letter is issued solely for your benefit and the shareholders of the Company in connection with the Registration Statement and no other person or entity may rely hereon without our express written consent. We consent to the use of this opinion as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "The Merger - U.S. Federal Income Tax Consequences of the Merger" and "Opinions - Tax Matters " In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                     Very truly yours,

                                     JENKENS & GILCHRIST,
                                     a Professional Corporation


                                     By:  /s/ Jeffry M. Blair
                                          -------------------------------------
                                          Jeffry M. Blair, Authorized Signatory